File No. 811-620
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                             ______________________


                                    Form N-1A


         REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940


                                 Amendment No. 9


                             ______________________


             INSTITUTIONAL INVESTORS CAPITAL APPRECIATION FUND, INC.
               (Exact Name of Registrant as Specified in Charter)


                    200 Park Avenue, New York, New York 10166
                    (Address of Principal Executive Offices)


       Registrant's Telephone Number, including Area Code: (212) 573-9354








                              JAMES H. BLUCK, ESQ.
                            Hughes Hubbard & Reed LLP
                             One Battery Park Plaza
                            New York, New York 10004
                     (Name and Address of Agent for Service)






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PART A.  INFORMATION REQUIRED IN A PROSPECTUS


ITEM 1.  COVER PAGE

         Not applicable.


ITEM 2.  SYNOPSIS

         Not applicable.


ITEM 3.  CONDENSED FINANCIAL INFORMATION

         Not applicable.


ITEM 4.  GENERAL DESCRIPTION OF THE REGISTRANT

     (a) ORGANIZATION AND OPERATION. Institutional Investors Capital Appreciation Fund, Inc. (the "Fund") was incorporated in New York as a diversified, open-end management investment company on October 29, 1952. The Fund provides Eligible Institutions, as defined below, with a vehicle for pooling their investments in certain equity securities which are believed to have potential for capital appreciation. Shares of the Fund may be purchased and owned only by, and may be transferred only to, Eligible Institutions that are resident in the State of New York. An Eligible Institution will be deemed to be a resident of the State of New York only if it has its principal office within the State of New York. An "Eligible Institution" means: (i) a savings bank or savings and loan association which is organized under the laws of the State of New York, (ii) a federal savings association organized under the laws of the United States, (iii) a holding company owning a majority of the outstanding shares of such a savings bank, savings and loan association or savings association, (iv) a life insurance department of any such savings bank, savings and loan association or savings association, (v) a wholly- or majority-owned subsidiary of any such savings bank, savings and loan association or savings association, including without limitation a life insurance subsidiary, or (vi) a pension trust, fund, plan or agreement participated in by one or more such savings banks, savings and loan associations, savings associations or holding companies to provide retirement benefits, death benefits or disability benefits for any or all of its or their active officers and employees.

         Federal law may further restrict the ability of certain Eligible Institutions to invest in the Fund. Each Eligible Institution should consult its own advisers with respect to limitations, if any, imposed on its investments in the Fund by applicable banking laws or regulations.

         INVESTMENT OBJECTIVES. The primary investment objective of the Fund is to achieve capital appreciation for its shareholders. The objective of income is secondary. The Fund seeks to achieve these objectives by investing primarily in equity securities of companies whose growth, earnings and dividend prospects are promising and whose securities are reasonably priced, in the opinion of the Fund's Investment Adviser. There is no assurance that the Fund will achieve these objectives.

         Changes in these investment objectives may be made by the Board of Directors of the Fund without shareholder approval whenever in its judgment economic or market conditions warrant.

         FUNDAMENTAL POLICIES.   The  following  restrictions  are  fundamental
policies and cannot be changed without approval of a majority of the Fund's outstanding voting securities.

         The Fund may not:

         (i) purchase securities of an issuer if such purchase would cause more than 25% of the value of the Fund's total assets (taken at current value) to be invested in the securities of any one issuer or group of issuers in the same industry;

         (ii) purchase securities of an issuer if such purchase would cause more than 5% of any class of securities of such issuer to be held by the Fund;

         (iii) purchase securities of an issuer (other than obligations of the United States and its instrumentalities) if such purchase would cause more than 5% of the Fund's total assets, taken at market value, to be invested in the securities of such issuer;

         (iv) invest in any issuer for the purpose of exercising control of management;

         (v)    underwrite securities of other issuers;

         (vi)   purchase or sell real estate or real estate mortgage loans;

         (vii)  deal in commodities or commodities contracts;

         (viii) loan money, except that, subject to the restrictions, if any, imposed by the New York Banking Law, the Fund may (A) purchase debt obligations and (B) make sales of federal funds (loans maturing in fewer than seven days to depository institutions and generally made through the Federal Reserve System);

         (ix) purchase on margin or sell short any security, except that the Fund may obtain such short-term credits as may be necessary for the clearance of purchases and sales of securities;

         (x) borrow money or mortgage or pledge any of its assets, except that the Fund may borrow money from banks for temporary or emergency (but not leveraging) purposes in an amount up to 5% of the Fund's total assets when the borrowing is made, and may pledge up to 15% of its assets to secure such borrowings;

         (xi) purchase or retain securities of an issuer if any officer, director or employee of, or counsel for, the Fund is an officer, director or employee of such issuer; or

         (xii) write, purchase or sell puts, calls or combinations thereof, except that the Fund may (A) write covered call options with respect to any or all of its portfolio securities and (B) enter into closing purchase transactions with respect to such options.

         In addition to the foregoing, the Fund will not make any investment or engage in any transaction which would cause the Fund's shares not to be eligible for investment by savings banks under the laws of the State of New York. That law effectively limits the types of investments which the Fund may make by generally limiting savings banks to investing in investment companies which invest in securities in which a savings bank may itself invest. As currently in effect, the New York Banking Law and the Banking Department's regulations thereunder and interpretations thereof operate to limit investment by the Fund to "qualified equity securities" and "qualified debt securities" in which a prudent person of discretion and intelligence in such matters who is seeking a reasonable income and preservation of capital would invest. A "qualified equity security" means an equity security which is, at the time of acquisition, listed on the New York Stock Exchange or the American Stock Exchange or for which representative high and low bid prices are regularly quoted on the National Association of Securities Dealers Automated Quotation System. A "qualified debt security" means a debt security which is not in default as to either principal or interest when acquired. The Fund's investments under the "prudent man" regulations of the Banking Department are subject to the further restriction that the Fund may not invest in or otherwise acquire any equity security (or security convertible into an equity security) issued by any bank, trust company, savings bank, savings and loan association, bank holding company, banking organization, life insurance company, or corporation engaged principally in the issue, flotation, underwriting, public sale or distribution of securities except to the extent otherwise permitted by the Banking Department.

         Restrictions and policies of the Fund which are based on the laws of the State of New York applicable to savings banks and savings and loan associations may be changed by any amendments to or changes in such laws or the regulations promulgated thereunder or official interpretations of such laws and regulations, without action by the Fund's shareholders.

         INVESTMENT POLICIES. In seeking to achieve its investment objectives, it is expected that the Fund will invest at least 80% of its assets in common stock, but it shall not be deemed inconsistent with this policy to invest part of said assets in preferred stock and corporate debt securities convertible into common stock. At most times, the Fund holds no more liquid reserves than it believes necessary to provide for redemptions and does not invest in fixed income securities to any substantial extent. However, the Fund may, subject to restrictions, if any, imposed by the New York Banking Law, (i) hold reserves of cash, (ii) invest temporarily in securities issued or guaranteed by the United States government or its instrumentalities or agencies and commercial paper and other obligations of U.S. domestic corporations maturing within 270 days, (iii) write (sell) covered call options listed on organized securities exchanges, and
(iv) make sales of federal funds.

         See Item 13(a) for additional information relating to writing of covered call options. See Item 13(d) for the discussion relating to portfolio turnover.

         OTHER INVESTMENT RESTRICTIONS.   In  addition  to  the  restrictions
identified above as "Fundamental Policies", the Fund may not:

         (i) invest in securities of any other investment company, except as may be acquired as part of a merger, consolidation or other acquisition of assets, and as may be consistent with applicable banking laws of the State of New York;

         (ii) purchase any security if, as a result of such transaction, more than 10% in the aggregate of the Fund's total assets (at current value) would be invested in (A) securities restricted as to disposition under federal securities laws and (B) securities for which there are no readily available market quotations; or

         (iii) participate on a joint or joint and several basis in any trading account in securities.

         (b) Not applicable.

         (c) RISK FACTORS. Investors should note that the value of the shares of the Fund fluctuates in accordance with the value of the portfolio securities held by the Fund. Accordingly, the value of an investment in the Fund will fluctuate with changing market conditions so that an investor's shares, when redeemed, may be worth more or less than their original cost. Thus, one should not invest in the Fund primarily for current income or short-term gain. Although the Fund invests primarily in common stock, the Fund is not restricted in the proportion of its assets which may be invested in non-equity securities, such as investment grade corporate bonds, commercial paper and government securities. When deemed beneficial in the opinion of the Fund's investment adviser for defensive purposes the Fund may invest up to 100% of its asset value in short-term investments.


ITEM 5.  MANAGEMENT OF THE FUND

         (a) The directors of the Fund, in addition to reviewing the actions of the Fund's Investment Adviser and administrator, decide upon matters of general policy at their regular meetings. The Fund's officers supervise the business operations of the Fund.

         (b) Since May 19, 1995, Shay Assets Management Co. (the "Investment Adviser") has served as the Fund's investment adviser, PFPC Inc. ("PFPC") has served as its administrator, transfer agent, dividend paying agent and shareholder servicing agent and PNC Bank, N.A. ("PNC Bank") has served as its custodian. In addition, Shay Financial Services Co., which is an affiliate of the Investment Adviser, acts as the distributor of the Fund. See Item 7.

         Investment decisions for the Fund are made by Shay Assets Management Co., which was appointed as the Fund's investment adviser effective May 19, 1995. Subject to the general supervision of the Board of Directors of the Fund and in conformity with the stated policies of the Fund, the Investment Adviser manages the Fund's investment portfolio and is responsible for placing purchase and sale orders for portfolio securities and other investments. Under the investment advisory agreement between the Fund and the Investment Adviser (the "Investment Advisory Agreement"), the Investment Adviser receives a fee from the Fund computed at the annual rate of 0.75% of the first $100,000,000 of the Fund's average daily net assets and 0.50% of the Fund's average daily net assets in excess of $100,000,000. The fee payable to the Investment Adviser is reduced (but not below zero) to the extent the expenses of the Fund (exclusive of professional fees, e.g., legal and audit fees, directors' fees and expenses and distribution expenses, if any, payable under Rule 12b-1) exceed 1.10% of the Fund's average daily net assets during any fiscal year during the term of the Investment Advisory Agreement. This limitation did not result in any reduction of the Investment Adviser's fee during 1996, and the total amount paid by the Fund in 1996 in respect of investment advisory services was 0.75% of the Fund's average daily net assets.

         The Investment Adviser is a general partnership that consists of two general partners, Shay Assets Management, Inc. and ACB Assets Management, Inc., each of which holds a fifty-percent interest in the Investment Adviser. Shay Assets Management, Inc., which is the managing partner of the Investment Adviser, is controlled by Rodger D. Shay, who is a Vice President of the Fund. ACB Assets Management, Inc. is an indirect wholly-owned subsidiary of America's Community Bankers ("ACB"), the trade association representing savings institutions in the United States. The Investment Adviser, with its principal office located at 111 East Wacker Drive, Chicago, Illinois 60601, is a registered investment adviser under the Investment Advisers Act of 1940 and serves as investment adviser to Asset Management Fund, Inc., a registered investment company comprising five fixed-income portfolios with aggregate net assets of approximately $1 billion at March 31, 1997. In addition, the Investment Adviser has served since May 19, 1995 as investment adviser to M.S.B. Fund, Inc., which had net assets of approximately $40 million at March 31, 1997.

         (c) PORTFOLIO MANAGERS. The individuals with primary responsibility for the day-to-day management of the Fund's portfolio are John J. McCabe and Mark F. Trautman. Messrs. McCabe and Trautman have been primarily responsible for the Fund's investments since August 1991, in the case of Mr. McCabe, and March 1993, in the case of Mr. Trautman, initially as employees of the Fund's former investment adviser, Nationar, and currently as Portfolio Managers of Shay Assets Management Co.

         Mr. McCabe is Senior Vice President of Shay Assets Management, Inc., the managing partner of the Investment Adviser. Mr. McCabe previously served as Senior Vice President and Chief Investment Officer of Nationar, the former investment adviser of the Fund, from August 1991 through May 1995, and in that capacity had responsibility for the Fund's investments. Prior to joining Nationar he served as Managing Director and Portfolio Manager at Sterling Manhattan Corporation, an investment banking firm, for approximately three years. Prior to that Mr. McCabe served in various positions at Bankers Trust Company, including Director of Investment Research and Managing Director of the Investment Management Group. Mr. McCabe is a director and past President of the New York Society of Security Analysts, a past director of the Financial Analysts Federation and a member and founding Governor of The Association for Investment Management and Research.

         Mr. Trautman is Vice President of Shay Assets Management, Inc. Prior to May 20, 1995, Mr. Trautman served as Director of Mutual Funds Investment of

Nationar, the Fund's former investment adviser, and in that capacity had responsibility for the Fund's investments. He also has served as Portfolio Manager of M.S.B. Fund, Inc. since March 1993. From January 1992 through March 1993 he served as Senior Equity Analyst for the two funds. From December 1988 through December 1991 Mr. Trautman was a Senior Associate with Sterling Manhattan Corporation. From June 1987 through November 1988, Mr. Trautman held the position of Treasury Analyst at Thomson McKinnon Securities, Inc., a securities brokerage firm.

         (d) PFPC, 103 Bellevue Parkway, Wilmington, Delaware 19809, serves as the Fund's administrative agent. Pursuant to the terms of the Administration and Accounting Services Agreement between the Fund and PFPC, which became effective May 19, 1995, PFPC performs various administrative services for the Fund, including (i) maintenance of books and records, (ii) preparation of various filings, reports, statements and returns filed with governmental authorities or distributed to shareholders of the Fund and (iii) computation of the Fund's net asset value for purposes of sales and redemptions of shares.

         PFPC also serves as the transfer agent, registrar and dividend paying agent for the Fund and receives additional compensation in such capacities. PNC Bank, Philadelphia, Pennsylvania, serves as custodian of the Fund's investments. PFPC and PNC Bank are affiliates of PNC Bank Corp.

         Subject to the fee waiver described below, the Fund pays PFPC for its services as Administrator a fee computed at the annual rate of 0.10% of the first $200 million of the Fund's average net assets, 0.075% of the next $200 million of average net assets, with further reductions in the applicable rate for net assets in excess of $400 million, subject to a minimum annual charge of $80,400. PFPC and PNC Bank agreed to waive 25% of the annual minimum charges applicable under the Fund's administration, transfer agency and custody agreements during the first year (which ended May 19, 1996) of their respective agreements with the Fund.

         (e) PFPC also serves as the transfer agent, registrar and dividend paying agent for the Fund and receives compensation in that capacity in addition to the compensation it receives as administrator. (See Item 5(d).)

         (f) The Fund's operating expenses for the fiscal year ended December 31, 1996, which include advisory fees but not brokerage commissions, were 1.28% of the Fund's average daily net assets. Absent the expense limitations and fee reductions applicable under the Fund's administration, transfer agency and custody agreements with PFPC and PNC Bank in 1996, the foregoing percentage would have been 1.29% of average net assets.

         (g) Not applicable.


ITEM 5A. MANAGEMENT'S DISCUSSION OF FUND PERFORMANCE

         Not applicable.

ITEM 6.  CAPITAL STOCK AND OTHER SECURITIES

         (a) The capital stock of the Fund consists of a single class of common shares with a par value of $1.00 per share. Each common share entitles the holder to one vote for the election of directors and on all other matters. These shares have non-cumulative voting rights which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors if they choose to do so and, in such event, the holders of the remaining shares voting for the election of directors will not be able to elect any person or persons to the Board of Directors. All shares have equal rights to participate in any dividends declared and, in the event of liquidation, in the assets of the Fund. Upon issuance and payment in accordance with the terms herein described, the shares will be fully paid and nonassessable. There are no conversion rights, preemptive rights or sinking fund provisions with respect to the Fund's shares. Fractional share credits entitle the holders thereof to dividends and distributions but no voting rights.

         Shares of stock of the Fund may not be sold or transferred to or be owned by, any person other than an Eligible Institution.

         (b) As of March 31, 1997, Staten Island Savings Bank owned approximately 32.7% of the outstanding shares of the Fund. This holding, if it were maintained on the record date of any meeting of shareholders of the Fund, would enable Staten Island Savings Bank to exercise a substantial influence over the outcome of each matter submitted to a vote of the shareholders of the Fund, including election of directors, and depending on the number of shares present in person or represented by proxy at a meeting of shareholders, may enable Staten Island Savings Bank to determine the outcome of each such vote.

         (c) Not applicable.

         (d) Not applicable.

         (e) Shareholder inquiries should be directed to the Fund c/o Shay Financial Services Co., 111 East Wacker Drive, Suite 2600, Chicago, IL 60601 or by telephone at 800-527-3713.

         (f) It is the Fund's policy to distribute substantially all of its net investment income (income from dividends and interest, less expenses) and net short-term capital gain, if any, as dividends and to distribute substantially all net long-term gain on sales of portfolio securities as capital gain distributions. Dividends are paid quarterly. Distributions of net long-term capital gains, if any, realized during the fiscal year, usually are distributed in December of such fiscal year.

         (g) FEDERAL INCOME TAX STATUS. The Fund has elected to qualify and intends to remain qualified as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, the Fund should not be subject to federal income taxes on its net investment income and capital gains, if any, that it distributes to its shareholders.

         All dividends out of net investment income, together with distributions of short-term capital gain, will be taxable as ordinary income to shareholders whether or not reinvested. Any net long-term capital gain distributed to shareholders will be taxable as long-term capital gains to shareholders, whether or not reinvested and regardless of the length of time a shareholder has owned its shares. A portion of dividends paid from net investment income may qualify for the dividends-received deduction for corporate shareholders. Shareholders that are tax exempt entities will not be taxed on amounts distributed to them by the Fund.

         The Fund expects to pay dividends quarterly and capital gain distributions annually, but there can be no assurance that there will be such dividends or distributions. Dividends or capital gains distributions declared in October, November or December with a record date in such a month and paid during the following January will be taxable as if received by shareholders on December 31 of the calendar year in which such dividends or distributions are declared. The Fund will notify shareholders after the close of its fiscal year of the dollar amount and the taxable status of that year's dividends and distributions.

         Any gain or loss realized upon a sale or redemption of Fund shares held as capital assets by a shareholder will generally be treated as long-term capital gain or loss if the shares have been held for more than one year, and otherwise will be treated as short-term capital gain or loss. However, any loss realized on the sale or redemption of Fund shares that have been held for six months or less will be treated as long-term capital loss to the extent of the amount of any capital gains dividend received by the shareholder with respect to such shares.

         Under U.S. Treasury Regulations, the Fund is required to withhold and remit to the U.S. Treasury 31% of dividends, capital gain distributions and redemption proceeds paid to shareholders that have not provided certain certified information to the Fund. In order to avoid this withholding requirement, a shareholder must certify that the taxpayer identification number provided is correct and that the shareholder is not currently subject to backup withholding or is exempt from backup withholding.

         Shareholders are urged to consult their own tax advisers with specific questions about the federal, state or local income tax implications of an investment in the Fund.

         (h) Not applicable.


ITEM 7.  PURCHASE OF SECURITIES BEING OFFERED

         (a) Shay Financial Services Co. (the "Distributor") acts as the distributor of the Fund. The Distributor is a general partnership that consists of two general partners, Shay Financial Services, Inc. and ACB Securities, Inc., each of which holds a fifty-percent interest in the Distributor. Shay Financial Services, Inc. is controlled by Rodger D. Shay, a Vice President of the Fund. ACB Securities, Inc. is an indirect wholly-owned subsidiary of ACB.

         The Distributor is authorized to undertake certain activities in connection with the sale of shares of the Fund, including informing potential investors about the Fund through written materials, seminars and personal contacts. The Distributor does not receive any compensation from the Fund in connection with such services.

         Orders to purchase shares of the Fund and a request for an application to open an account should be directed to the Fund by telephoning the Distributor at 800-527-3713. Payment must be in the form of federal funds and should be received by PNC Bank prior to 4:00 P.M. on the next Business Day, or the order will be canceled. Wire transfer instructions for federal funds should be as follows: PNC Bank, Philadelphia, PA, ABA 0310-0005-3; BNF Mutual Fund Services / 8529992181; From: (Name of Investor); Account Number: (Investor's account number with the Fund); For purchase of Institutional Investors Capital Appreciation;
Amount: $ (Amount to be invested). The Fund reserves the right to reject any purchase order.

         Shareholders may elect to have dividends and capital gains distributions of the Fund, when paid, reinvested in shares of the Fund at the net asset value per share determined at the close of business on the ex-dividend date. Dividends and capital gains distributions will be so reinvested unless a contrary intention is stated by notice in writing to the Fund. An election may be changed by the shareholder at any time prior to a record date for a dividend or distribution by notice in writing to the Fund.

         (b) Shares of the Fund will be sold at the net asset value per share next determined after receipt of purchase orders by the Fund and are offered by the Fund to Eligible Institutions on a continuous basis without sales charge. The net asset value of the Fund fluctuates daily.

         Net asset value per share of the Fund is determined as of 4:00 P.M., New York time, on each Business Day, except that net asset value need not be determined on any day on which no purchase or redemption orders are received by the Fund. (A "Business Day" is a day on which the New York Stock Exchange is open for trading. The New York Stock Exchange is open Monday through Friday except for the following holidays: New Year's Day, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.) Purchase orders received prior to 4:00 P.M., New York time, on a Business Day are executed at the net asset value per share computed as of 4:00 P.M., New York time, on such day if payment by federal funds is received by PNC Bank by 4:00 P.M. on the next Business Day. Orders received after 4:00 P.M., New York time, on a Business Day or on a day which is not a Business Day are executed at the net asset value per share computed as of 4:00 P.M., New York time, of the next Business Day.

         The net asset value of the Fund fluctuates daily. The net asset value per share of the Fund is computed by dividing the total value of all securities and other assets of the Fund, less liabilities, by the total number of shares of the Fund outstanding. For purposes of such computation a security listed on a national securities exchange or traded on the NASDAQ National Market System is valued at the last reported sale price thereof on the exchange or system where the security is principally traded. If no trade occurs on such exchange or system on the date of computation, such security is valued at the mean of the last bid and asked prices on such day on such exchange or system. Securities not listed on a national securities exchange or traded on the NASDAQ National Market System but traded in an over-the-counter market are valued at the mean of the last bid and asked prices prior to the computation. Short-term interest-bearing investments for which market quotations are not available are valued at cost plus discount earned. Short-term investments (purchased without a discount or premium) are valued at cost, which approximates market value. Other securities are valued at their fair value as determined in good faith by the Board of Directors of the Fund.

         Securities underlying outstanding call options written by the Fund are valued at their market price as determined above. Premiums received on the sale of call options are included in the net asset value; however, the current market value of outstanding options written by the Fund are deducted in computing net asset value. The current market value of an option listed on an organized securities exchange is based on the last sales price on such exchange prior to 4:00 P.M., New York time, or, if none, the mean of the last bid and asked prices as of 4:00 P.M., New York time.

         (c) Not applicable.

         (d) The minimum initial investment in the shares of the Fund by an investor is $20,000. There are no restrictions on the amount of subsequent purchases of shares or on the dollar value of shares which must be owned by an investor after its initial purchase. Each Eligible Institution, however, should consult its own advisers with respect to limitations, if any, imposed on its investments in the Fund by applicable banking laws or regulations. (See Item 8.)

         (e) Not applicable.

         (f) Not applicable.


ITEM 8.  REDEMPTION OR REPURCHASE

         (a) A shareholder is entitled, subject to the exceptions described in this Item 8(a) and in Item 8(d), to redeem at any time all or any portion of the shares credited to its account by submitting a request for redemption in proper form on a Business Day and can be made by telephone or in writing. Redemption requests should be directed to the Fund by telephoning the Distributor at 800-527-3713 or by sending a request to the Fund, c/o Shay Financial Services Co., 111 East Wacker Drive, Suite 2600, Chicago, IL 60601. The Fund redeems shares at their net asset value next determined after the Distributor receives the redemption request.

         Upon the receipt of such request in proper form as described below, the shareholder will receive from the Fund the amount of the net asset value of the redeemed shares which will be determined in accordance with the procedures described in paragraph 1 below. The option to require the Fund to purchase all or any part of the shares held by a shareholder may be exercised only in accordance with the following:

              1. The net asset value applicable to any such redemption will be computed as of 4:00 P.M., New York time, on the day on which notice of redemption is received, if received on a Business Day before 4:00 P.M., New York time; if the notice of redemption is not received on a

         Business Day, or if such notice is received after 4:00 P.M., New York time, on a Business Day, then the net asset value will be computed as of 4:00 P.M., New York time, on the next succeeding Business Day. Proceeds will normally be wired in federal funds to the shareholder's bank or other account shown on the Fund's records, the next Business Day, but in no event more than seven days following a request in proper form. Such computations will apply only to the extent of 2500 shares or 10% of the total number of shares owned on the date of giving such notice by the holder presenting shares for redemption, whichever is greater. The computation of net asset value of any excess number of shares as to which notice is received from a shareholder will be made at 4:00 P.M., New York time, on the Business Day next succeeding the date of the first computation, subject to the maximum limitation of the greater of 2500 shares or 10% of the total number of shares owned on the date of giving such notice, with continuing like computations on each succeeding Business Day, until the net asset value for all shares for which notice has been received has been so determined. The procedures for computation of redemption prices for large redemptions contained in the second and third sentences of this paragraph 1 may be waived by the Board of Directors in the event that it determines that such restrictions are not in the best interests of the Fund and its shareholders.

              2. The redemption price will be paid by the Fund within seven Business Days after receipt of the notice of redemption in good order by the Distributor, provided that the certificates for the shares to be redeemed, if any, have been surrendered duly endorsed for transfer, guaranteed and delivered to PFPC. In the event that the net asset value of any shares is computed on a day other than the day of delivery of notice of redemption, then the redemption price of such shares will be paid by the Fund within seven Business Days after such day of computation. (See Item 8(d).)

              Any such payment may be made in whole or in part in kind, in securities or other assets of the Fund, if the Board of Directors determines that, by reason of the closing of the New York Stock Exchange or otherwise, the orderly liquidation of securities owned by the Fund is impracticable, or payment in cash would be prejudicial to the best interests of the remaining shareholders of the Fund, provided that in making any such payment in kind, the Fund will, as nearly as may be practicable, deliver securities or other assets of a market value representing the same proportionate interest in the assets of the Fund as is represented by the shares so to be paid for; whenever delivery of securities or other assets is so to be made, such delivery will be made as promptly as practicable after receipt by the Distributor of a request for redemption in proper form accompanied by such other documents as may be required by the Fund.

         (b) Not applicable.

         (c) Not applicable.

         (d) Redemptions may be suspended in the event that trading on the New York Stock Exchange is suspended or restricted, in the event that an emergency makes determination of net asset value or disposition of Fund portfolio securities not reasonably practicable, both as determined under the rules of the Securities and Exchange Commission, or in the event that the Securities and Exchange Commission by order permits suspension for the protection of shareholders.

         The  right  of   redemption   may  also  be  suspended  or  payment  in
satisfaction of redemptions postponed for such other periods as may be established by the Board of Directors if the Board of Directors determines that it is contrary to the best interests of the Fund and its other shareholders to commit the Fund to an earlier repurchase of any or all shares offered for redemption, but such determination will be made only when a prior request for redemption remains unaccepted or when the Board of Directors expressly concludes that by reason of the number of shares offered or the condition of the securities markets, there is doubt as to the ability of the Fund to liquidate sufficient assets to raise the necessary funds within an earlier time without undue sacrifice and that the existence of extraordinary conditions requires adoption of an emergency measure. Requests for redemption received during a period when the right to redeem is suspended may be withdrawn at any time until redemptions are recommended.

         Redemptions may also be limited, and the date of payment postponed, as set forth in numbered paragraphs 1 and 2 of Item 8(a).


ITEM 9.  PENDING LEGAL PROCEEDINGS

         Not applicable.

PART B.  INFORMATION REQUIRED IN A STATEMENT
         OF ADDITIONAL INFORMATION


ITEM 10. COVER PAGE

         Not applicable.


ITEM 11. TABLE OF CONTENTS

         Not applicable.


ITEM 12. GENERAL INFORMATION AND HISTORY

         See Item 4(a).


ITEM 13. INVESTMENT OBJECTIVES AND POLICIES

         (a) The primary investment objective of the Fund is to achieve capital appreciation for its shareholders. The objective of income is secondary. The Fund seeks to achieve these objectives by investing primarily in common stocks of companies whose growth, earnings and dividend prospects are promising and whose securities are reasonably priced, in the opinion of its investment adviser. Although the Fund invests primarily in common stocks, the Fund is not restricted in the proportion of its assets that may be invested in non-equity securities, such as investment grade corporate bonds, commercial paper and government securities; and, when deemed beneficial in the opinion of the Fund's Investment Adviser for defensive purposes, a substantial proportion of the assets of the Fund may be invested temporarily in such securities. The Fund does not have any present intention of investing in nonconvertible debt securities of the lowest investment grade, which securities have some speculative characteristics. The Fund does not invest in the securities of issuers which, together with any predecessors, have a record of less than three years of continuous operation.

         COVERED CALL OPTIONS. The Fund may engage in writing (i.e., selling) call options listed on organized securities exchanges with respect to securities owned by the Fund (called "covered" options). Except in the circumstances described below, the Fund will not sell any security subject to a call option written by the Fund so long as that option is outstanding. Call options are currently listed on the Chicago Board Options Exchange and the New York, American, Midwest and Pacific Stock Exchanges. A call option gives the purchaser the right to buy a security from the Fund at a fixed price (the "exercise price") at any time prior to the expiration of the option contract regardless of the market price of the security at that time. In return for such right, the purchaser pays the Fund a premium which the Fund retains whether or not the option is exercised. The premium represents consideration to the Fund for undertaking the option obligation and thereby foregoing (during the period of the option) the opportunity to profit from an increase in the market price of the underlying security above the exercise price. For example, assume the Fund owns 100 shares of XYZ and that, at a time when the market price of XYZ was $50 per share, the Fund wrote a six month call option on those shares at an exercise price of $50 for a premium of $500 (less transaction costs). If the price of XYZ declined to $40 per share the call would not likely be exercised. The 100 XYZ shares would have declined $1,000 in value and the Fund would have received income in the amount of $500. On the other hand, should the price of XYZ rise to $60 per share the call would likely be exercised with the result that, in exchange for the $500 premium, the Fund would have foregone the $1,000 appreciation on the underlying shares.

         When an option is written the securities subject to the option will be segregated or otherwise held for delivery in accordance with the requirements of any applicable securities exchange. The Fund may purchase call options only for the purpose of closing out a previous option commitment (called a "closing purchase transaction"). A closing purchase transaction is made by buying an option with identical terms as an option previously written, resulting in the cancellation of the Fund's previous option obligation. If the Fund wishes to sell securities on which it has options outstanding it would execute a closing purchase transaction prior to selling the securities. A profit or loss may be realized on a closing purchase transaction if the amount paid to purchase a call option previously written is less or more than the amount received from its sale.

         The writing of covered call options involves certain risks. An option position may be closed out only on an exchange which provides a market for an option of the same series. Although the Fund will generally write only those call options for which there appears to be an active market, there is no assurance that an active market on an exchange will exist for any particular option at any particular time. If the Fund as a covered call option writer is unable to effect a closing purchase transaction in a secondary market, it would, as a result, be subject to any price decline in the underlying security. If such a situation were to arise, the Fund's Investment Adviser would determine whether to hold the underlying securities and risk depreciation in their market value or to sell the securities and substitute cash or other securities as collateral for the option obligation.

         In general, premiums received on options which are not exercised and gains or losses realized on closing purchase transactions are treated as short-term capital gains or losses. When an option is exercised the premium is added to the exercise price and the resulting gain or loss is characterized as a short or long-term capital gain or loss depending on the holding period of the underlying securities. In general, brokerage commissions associated with buying and selling call options are higher than those associated with other securities transactions.

         As described in Item 6(g), it is the Fund's intention to qualify in each year for treatment as a regulated investment company under Subchapter M of the Code for federal income tax purposes. One of the requirements for such qualifications is that income derived from gains from the sale or other dispositions of securities, including options, held for less than three months must be less than 30% of the Fund's gross income. This requirement may limit the extent to which the Fund may sell call options. Accordingly, the Fund may limit its writing of options on securities which have been held for less than three months, its writing of options which expire in less than three months, and its effecting of closing purchase transactions or closing sale transactions with respect to options written within three months of such transactions. The Fund may effect sales of securities that have been held for at least three months in order to realize gains to maintain its tax qualification.

         The Board of Directors has directed the Fund's Investment Adviser to write options only in situations where the exercise price plus the premium (less transaction costs) would, at the time the option is written, equal a price at which the Investment Adviser would recommend selling the underlying securities because of fundamental investment considerations. Consequently, the Fund does not believe that option writing has a material effect on the Fund's portfolio turn-over rate and it is believed that option writing may contribute both to the capital appreciation and income objectives of the Fund. In addition, the Board of Directors has directed the Investment Adviser to restrict option writing so that no more than 15% of the Fund's total assets may be subject to outstanding options at any time. These restrictions may be changed by the Board of Directors whenever such changes appear to be in the best interest of the Fund.

         (b) Not applicable.

         (c) Not applicable.

         (d) PORTFOLIO TURNOVER. Although the Fund does not intend to engage in substantial short-term trading, it may, in order to take advantage of new investment opportunities or to preserve gains or limit losses, sell portfolio securities without regard to the length of time that they have been held. The Fund's annual portfolio turnover rate was 59%, 85% and 48% in 1994, 1995 and 1996, respectively. The portfolio turnover rate is determined by dividing the amount of the lesser of the purchases or sales during the year by the average value of the Fund's portfolio securities during such year. The portfolio turnover rate of the Fund is not normally expected to exceed 75% but may do so if the Fund's investment objectives and policies in the light of market conditions require more frequent trades. The increase in the turnover rate in 1995 reflects primarily additional purchases and sales resulting from an increase in the number of security holdings to improve diversification, sales of securities to enable investment in securities which in the opinion of the Fund's investment adviser at the time offered more attractive fundamentals and sales of securities to satisfy redemptions.


ITEM 14. MANAGEMENT OF THE FUND

         (a) The Fund has fifteen directors who are elected for staggered terms of three years each. The directors and officers of the Fund, together with their addresses and ages, the years of expiration of their terms as directors and their principal occupations for the last five years (together with other relevant experience), are set forth in the following table.

                                                    POSITION(S) HELD WITH
NAME, AGE, ADDRESS                                  REGISTRANT AND EXPIRATION
AND PRINCIPAL OCCUPATION                            OF TERM AS A DIRECTOR
------------------------                            ----------------------------

HARRY P. DOHERTY (Age 54)*+                         President, Director (2000)
15 Beach Street
Staten Island, NY 10304

     Chairman of the Board and Chief Executive Officer, Staten Island Savings Bank.

TIMOTHY A. DEMPSEY (Age 63)*                        Executive Vice President,
18 Oakland Avenue                                   Director (1998)
P.O. Box 591
Warwick, NY 10990-0591

     President and Chief Executive Officer, The Warwick Savings Bank.


MICHAEL R. KALLET (Age 46)*                         Vice President, Director
182 Main Street                                     (1999)
Oneida, NY 13421

     President and Chief Executive Officer, Oneida Savings Bank.


RALPH F. BROUTY (Age 67)                            Director (2000)
111 Clinton Street
Watertown, NY 13601

     President and Chief Executive Officer, Watertown Savings Bank.


ROBERT P. CAPONE (Age 42)                           Director (1999)
10 Bank Street
White Plains, NY 10606

     Chairman of the Board, President and Chief Executive Officer, Community Mutual Savings Bank.


CHRIS C. GAGAS (Age 66)                             Director (1999)
214 West First Street
Oswego, NY 13126

     Chairman of the Board, President and Chief Executive Officer, Oswego City Savings Bank.


EDWARD P. HENSON (Age 58)                           Director (1999)
303 Merrick Road
Lynbrook, NY 11563

     President, Jamaica Savings Bank FSB.

STEPHEN J. KELLY (Age 43)                           Director (2000)
23 Montgomery Street
Rhinebeck, NY 12572

     President and Chief Executive Officer, Rhinebeck Savings Bank.


CLIFFORD E. KELSEY, JR. (Age 64)                    Director (1998)
1 South Church Street
Goshen, NY 10924

     President and Chief Executive Officer, Goshen Savings Bank.


ROBERT E. KERNAN, JR. (Age 54)                      Director (1999)
19 Cayuga Street
Seneca Falls, NY 13148

     President and Chief Executive Officer, The Seneca Falls Savings Bank.


JOSEPH L. MANCINO (Age 59)                          Director (1998)
1400 Old Northern Boulevard
Roslyn, NY 11576

     Chairman, President and Chief Executive Officer, The Roslyn Savings Bank.


WILLIAM A. MCKENNA, JR. (Age 60)                    Director (2000)
71-02 Forest Avenue
Ridgewood, NY 11385

     Chairman of the Board, President and Chief Executive Officer, Ridgewood Savings Bank.


VINCENT F. PALAGIANO (Age 56)                       Director (2000)
209 Havemeyer Street
Brooklyn, NY 11211

     Chairman   and  Chief   Executive   Officer,   The  Dime  Savings  Bank  of
     Williamsburgh.


CHARLES M. SPROCK (Age 57)                          Director (1998)
100 On the Mall
Rome, NY 13340

     Chairman of the Board, President and Chief Executive Officer, The Rome Savings Bank.


JOHN M. TSIMBINOS (Age 59)+                         Director (1998)
1122 Franklin Avenue
Garden City, NY 11530

     Chairman of the Board and Chief Executive Officer, Roosevelt Savings Bank and TR Financial Corp.

RODGER D. SHAY (Age 60)                             Vice President and Assistant
888 Brickell Avenue, 5th Floor                      Secretary
Miami, FL  33131

     Mr. Shay has been President, Chief Executive Officer and member of the Managing Board of Shay Assets Management Co. since 1990 and President and Director of Shay Assets Management, Inc., the managing partner of Shay Assets Management Co., the Fund's Investment Adviser, since 1990. Mr. Shay also has served as President, Chief Executive Officer and member of the Managing Board of Shay Financial Services Co., the Fund's Distributor, since 1990 and President and Director of Shay Financial Services, Inc., the managing partner of Shay Financial Services Co., since 1990. He also serves or has previously served in the following capacities: President and a Director, Asset Management Fund, Inc. and Vice President and Assistant Secretary of M.S.B. Fund, Inc., each a registered investment company; Director from 1986 to 1991 and President from 1986 to 1992, U.S. League Securities, Inc.; Director from 1985 to 1991, and Executive Vice President from 1989 to 1992, USL Assets Management, Inc. (previously Vice Chairman from 1986 to 1989 and President, including of a predecessor, from 1981 to
     1986). Director, First Home Savings Bank, S.L.A. since 1990; President of Bolton Shay and Company and Director and officer of its affiliates from 1981 to 1985. He previously was employed by certain subsidiaries of Merrill Lynch & Co. from 1955 to 1981, where he served in various executive positions including Chairman of the Board of Merrill Lynch Government Securities, Inc., Chairman of the Board of Merrill Lynch Money Market
     Securities, Inc. and Managing Director of the Debt Trading Division of Merrill Lynch, Pierce, Fenner & Smith Inc. Mr. Shay has served as Vice President and Assistant Secretary of the Fund since May 1995.


EDWARD E. SAMMONS, JR. (Age 57)                     Vice President and Secretary
111 East Wacker Drive
Chicago, IL  60601

     Mr. Sammons has been Executive Vice President and member of the Managing Board of Shay Assets Management Co. since 1990 and Executive Vice President of Shay Assets Management, Inc., the managing partner of Shay Assets Management Co., since 1990. Mr. Sammons also has served as Executive Vice President and member of the Managing Board of Shay Financial Services Co. since 1990 and Executive Vice President of Shay Financial Services, Inc. since 1990. He also serves or has previously served in the following capacities: Vice President, Treasurer and Secretary of Asset Management Fund, Inc. and Vice President and Secretary of M.S.B Fund, Inc., each a registered investment company; President, USL Assets Management, Inc. from 1986 to 1992 (previously Senior Vice President, including of a predecessor, from 1983 to 1986) and a Director from 1989 to 1991. Executive Vice President from 1990 to 1992 and a Director from 1990 to 1991 of U.S. League Securities, Inc.; Vice President, from 1987 to 1990, Advance America Funds, Inc.; and Senior Vice President and Manager of Fixed Income Securities, Republic National Bank in Dallas from 1962 to 1983. Mr. Sammons has served as Vice President and Secretary of the Fund since May 1995.

JOHN J. McCABE (Age 53)                             Vice President
200 Park Avenue, 45th Floor
New York, New York 10166

     Mr. McCabe has been a Senior Vice President of Shay Assets Management, Inc., the managing partner of Shay Assets Management Co., since June 1995. From August 1991 to May 1995, Mr. McCabe was Senior Vice President and Chief Investment Officer of Nationar, a trust company which served as the Fund's investment adviser prior to May 1995. Prior to joining Nationar he served as Managing Director and Portfolio Manager at Sterling Manhattan Corporation, an investment banking firm, for approximately three years and in various positions at Bankers Trust Company, including Director of Investment Research and Managing Director of the Investment Management Group. Mr. McCabe is a director and past President of the New York Society of Security Analysts, a past director of the Financial Analysts Federation and a member and founding Governor of The Association for Investment Management and Research. He also serves as a Vice President of M.S.B. Fund, Inc. Mr. McCabe has served as a Vice President of the Fund since May 1995.


MARK F. TRAUTMAN (Age 31)                           Vice President
200 Park Avenue, 45th Floor
New York, New York 10166

     Mr. Trautman has been a Vice President of Shay Assets Management, Inc. since June 1995 and has been Portfolio Manager of the Fund since March 1993. From March 1993 through May 1995, he served as Director of Mutual Funds Investment of Nationar. He also serves as a Vice President and Portfolio Manager of M.S.B. Fund, Inc. From January 1992 through March 1993 he served as Senior Equity Analyst for the two funds. From December 1988 through December 1991, Mr. Trautman was a Senior Associate with Sterling Manhattan Corporation, an investment banking firm. From June 1987 through November 1988, Mr. Trautman held the position of Treasury Analyst at Thomson McKinnon Securities, Inc., a securities brokerage firm.


JAY F. NUSBLATT (Age 36)                            Treasurer
103 Bellevue Parkway
Wilmington, Delaware 19809

     Mr. Nusblatt has been Vice President and Director of Fund Accounting and Administration of PFPC Inc., the Fund's administrator, since March 1993. He was previously employed as an Assistant Vice President of Fund/Plan Services, Inc., with responsibility for financial reporting and fund administration, 1989 to 1993. Mr. Nusblatt also serves as Treasurer of M.S.B. Fund, Inc.

_____________________

* These directors are regarded as interested persons under the Investment Company Act of 1940 by virtue of their positions as officers of the Fund.

+ These directors are regarded as interested persons under the Investment Company Act of 1940 because they are affiliated persons of the Investment Adviser.

         Messrs. Doherty and Tsimbinos are directors of America's Community Bankers, which owns through subsidiaries a 50% interest in the Fund's Investment Adviser and Distributor. See Items 5 and 16 for additional information concerning the organizations with which Messrs. Shay, Sammons, McCabe, Trautman and Nusblatt are affiliated.

         Harry P. Doherty, Timothy A. Dempsey and William A. McKenna are directors of M.S.B. Fund, Inc., a registered investment company affiliated with the Fund by virtue of having a common investment adviser. Messrs. Shay, Sammons, McCabe, Trautman and Nusblatt also are officers of M.S.B. Fund, Inc.

         The Fund has an Executive Committee, composed of Messrs. Doherty, Dempsey, Kallet and McKenna, which meets from time to time, as necessary, between meetings of the Board to consider matters concerning the Fund. Subject to limitations provided by law and the Fund's by-laws, the Executive Committee is authorized to exercise the power and authority of the Board of Directors as may be necessary during the intervals between meetings of the Board of Directors.

         Each of the directors of the Fund is an officer or director of an Eligible Institution or of a holding company which controls one or more Eligible Institutions. (See Item 15(b).) Any of such Eligible Institutions may from time to time purchase at its discretion sufficient shares of the Fund so that its holding may exceed 5% of the then outstanding shares of the Fund. Eligible Institutions are not restricted by the Fund as to the number of shares of the Fund that they may purchase or hold. Each Eligible Institution, however, should consult its own advisers with respect to limitations, if any, imposed on its investments in the Fund by applicable banking laws or regulations.

         (b) See Item 14(a)

         (c) Directors receive an annual retainer of $3,000, payable at the end of each quarter, and an additional $500 for each meeting of the Board of Directors attended. Directors serving on a committee of the Board of Directors receive additional compensation of $250 for each committee meeting attended in person if the meeting is held on a date on which a meeting of the Board of Directors is not held. No additional fee is paid for telephonic meetings. The Board of Directors meets quarterly. In recognition of the additional responsibilities and duties performed by the President of the Fund, the Board of Directors has authorized an additional annual retainer of $2,000 for the President of the Fund, payable at the end of each quarter, which is in addition to compensation the President receives as a director. The other officers of the Fund do not receive any compensation from the Fund other than the compensation they may receive as directors. The total amount of such compensation paid to the directors and officers for 1996 was $70,125. The Fund also reimburses directors and officers for their reasonable expenses incurred in attending meetings or otherwise in connection with their attention to the affairs of the Fund. In 1996 the total amount of such reimbursed expenses was $12,473. The Fund does not provide officers and directors directly or indirectly with any pension or retirement benefits for their services to the Fund.

         The following table sets forth the aggregate compensation received during 1996 by each director of the Fund from the Fund and any other investment company having the same investment adviser. Such compensation does not include reimbursements to the directors for their expenses incurred in connection with their activities as directors.

                                                                      Total Compensation from
                                Aggregate Compensation                Fund and Fund Complex
Name of Director                      from Fund                          Paid to Directors
----------------                ----------------------                -----------------------
Ralph F. Brouty                        $4,625                              $5,500  (1)
Robert P. Capone                       $4,625                              $5,500  (1)
Timothy A. Dempsey                     $4,375                              $5,250  (1)
Harry P. Doherty                       $6,375                              $9,600  (2)
Chris C. Gagas                         $4,625                              $5,500  (1)
Edward P. Henson                       $4,125                              $4,500
Michael R. Kallet                      $4,625                              $5,500  (1)
Stephen J. Kelly                       $4,625                              $5,500  (1)
Clifford E. Kelsey, Jr.                $4,875                              $5,750  (1)
Robert E. Kernan, Jr.                  $4,875                              $5,750  (1)
Joseph L. Mancino                      $4,125                              $4,500
William A. McKenna, Jr.                $4,625                              $8,500  (2)
Vincent F. Palagiano                   $4,125                              $4,500
Nicholas J. Scali                        $500                              $1,000  (1)
Charles M. Sprock                      $4,625                              $5,500  (1)
John M. Tsimbinos                      $4,375                              $5,000  (1)


(1) Includes compensation received as a director or officer of one other investment company having the same investment adviser as the Fund.

(2) Includes compensation received as a director or officer of two other investment companies having the same investment adviser as the Fund.



ITEM 15. CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES

         (a) As of March 31, 1997, Staten Island Savings Bank, 15 Beach Street, Staten Island, New York, owned approximately 32.7% of the outstanding shares of the Fund. As a result of such ownership, Staten Island Savings Bank, which is organized as a New York mutual savings bank, is deemed to be a controlling person of the Fund. See Item 6(b) for a discussion of the effect of such ownership on the rights of other shareholders.

         (b) As of March 31, 1997, the following persons owned of record and, to the best of the Fund's knowledge, beneficially more than 5% of the Fund's outstanding securities:


             NAME AND ADDRESS                            PERCENTAGE OWNERSHIP
             ----------------                            --------------------
         Ridgewood Savings Bank                                   15.8%
         71-02 Forest Avenue
         Ridgewood, New York  11385

         Staten Island Savings Bank                               32.7%
         15 Beach Street
         Staten Island, New York  10304

         The Warwick Savings Bank                                  5.7%
         18 Oakland Avenue
         P.O. Box 591
         Warwick, NY 10990-0591

         Watertown Savings Bank                                   14.2%
         111 Clinton Street
         Watertown, New York  13601

         (c) Although no officer or director of the Fund owns any equity securities of the Fund, each director of the Fund is an officer or director of an Eligible Institution or of a holding company which controls one or more Eligible Institutions, and it is expected that such Eligible Institutions may, from time to time, purchase shares of the Fund. All such directors disclaim beneficial ownership of any such shares.


ITEM 16. INVESTMENT ADVISORY AND OTHER SERVICES

         (a) Investment decisions for the Fund are made by the Fund's Investment Adviser, Shay Assets Management Co. The Investment Adviser is responsible for placing purchase and sale orders for portfolio securities and other investments. Under the Investment Advisory Agreement, the Investment Adviser receives for its investment management services a fee from the Fund computed at the annual rate of 0.75% of the first $100,000,000 of the Fund's average daily net assets and 0.50% of the Fund's average daily net assets in excess of $100,000,000. The fee payable to the Investment Adviser is reduced (but not below zero) to the extent the expenses of the Fund (exclusive of professional fees, e.g., legal and audit fees, directors' fees and expenses and distribution expenses, if any, payable under Rule 12b-1) exceed 1.10% of the Fund's average daily net assets during any fiscal year during the term of the Fund's agreement with the Investment Adviser. The Investment Advisory Agreement also provides for a reduction in the fee payable to the Investment Adviser to the extent the expenses of the Fund would exceed any applicable limit established pursuant to the statutes or regulations of any jurisdictions in which the Fund's shares are qualified for offer and sale. However, the Fund's shares are not offered or sold in any jurisdiction that imposes such a limitation. These limitations did not result in any reduction of the Investment Adviser's fee in 1996, and the total amount paid by the Fund in 1996 in respect of investment advisory services was 0.75% of the Fund's average daily net assets. See Item 5(b).

         Shay Assets Management Co. is an Illinois general partnership that consists of two general partners, Shay Assets Management, Inc. and ACB Assets Management, Inc., each of which holds a fifty-percent interest in the partnership. Shay Assets Management, Inc., which is the managing partner of the Investment Adviser, is controlled by Rodger D. Shay, who is a Vice President of the Fund. ACB Assets Management, Inc. is a wholly-owned subsidiary of ACB
Investment Services, Inc., which is a wholly-owned subsidiary of America's Community Banking Partners, Inc., which in turn is a wholly-owned subsidiary of America's Community Bankers ("ACB"), the trade association representing savings institutions in the United States. The Investment Adviser is a registered investment adviser under the Investment Advisers Act of 1940 and serves as investment adviser to Asset Management Fund, Inc., a registered investment company comprising five fixed-income portfolios with aggregate net assets of approximately $1 billion at March 31, 1997, and as investment adviser to M.S.B. Fund, Inc. which had net assets of approximately $40 million at March 31, 1997. The Investment Adviser's principal office is located at 111 East Wacker Drive, Chicago, Illinois 60601.

         Certain directors and officers of the Fund are affiliated persons of the Investment Adviser. See Item 14 for a list of the capacities in which such persons are affiliated with the Fund and the Investment Adviser.

         Under the Investment Advisory Agreement, the Investment Adviser is not liable to the Fund for any error of judgment or mistake of law or for any loss suffered by the Fund, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under the agreement.

         The Investment Advisory Agreement will continue in effect from year to year, subject to termination by the Fund or the Investment Adviser as described below, if such continuance is approved at least annually by the vote of the Fund's Board of Directors and a majority of the directors of the Fund who are not "interested persons" of the Fund or of the Investment Adviser.

         The Investment Adviser may terminate the Investment Advisory Agreement only after the third anniversary of the date of the Agreement (i.e. after May 19, 1998) upon 90 days' written notice to the Fund. The Investment Advisory Agreement can be terminated at any time without penalty by the Fund upon 30 days' written notice to the Investment Adviser. The Investment Advisory Agreement will terminate automatically in the event of its assignment.

         (b) Subject to the general supervision of the Board of Directors, the Investment Adviser manages the investment operations of the Fund and the composition of the Fund's portfolio of securities and investments (including cash) belonging to the Fund. The Investment Adviser also provides such office and other facilities as may be required by the Fund and is responsible for the costs of preparing and keeping minutes of meetings of the Board of Directors. See Item 16(a).

         (c) The Fund is responsible for the payment of its expenses. Such expenses include, without limitation, the fees payable to the Fund's Investment Adviser, administrator, transfer agent, shareholder servicing agent, dividend paying agent and custodian, brokerage fees and expenses, filing fees for the registration or qualification of the Fund's shares under federal or state securities laws, taxes, interest, the cost of liability insurance, fidelity bonds, indemnification expenses, legal and auditing fees and expenses, any costs, expenses or losses arising out of any liability of, or claim for damages or other relief asserted against, the Fund for violation of any law, expenses of preparing and printing prospectuses, proxy materials, reports and notices and of mailing the same to shareholders and regulatory authorities, the compensation and expenses of the Fund's directors and officers who are not affiliated with the Fund's Investment Adviser or administrator and any extraordinary expenses incurred by the Fund. See also Item 16(a).

         A statement of operational expenses is included in each annual and semi-annual report to shareholders.

         Any expenses incurred in promoting the sale of shares of the Fund are borne by the Fund's distributor, Shay Financial Services Co. ("Distributor"), an affiliate of the Investment Adviser. The Distributor does not receive any compensation from the Fund.

         (d) Not applicable.

         (e) Not applicable.

         (f) Not applicable.

         (g) Not applicable.

         (h) PNC Bank, 17th and Chestnut Streets, Philadelphia, Pennsylvania, is the custodian of the Fund and in that capacity maintains custody of the investments (including cash) of the Fund. PNC Bank and PFPC are affiliates of PNC Bank Corp. See Item 5(d).

         Arthur Andersen LLP, 1601 Market Street, Philadelphia, Pennsylvania has been appointed to serve as the Fund's independent auditors for fiscal year 1997 and in that capacity audits the Fund's annual financial statements.

         (i) Not applicable.


ITEM 17. BROKERAGE ALLOCATION

         (a) Transactions in portfolio securities were effected during the calendar year 1996 through a total of three brokers, drawn from a list of brokers selected by the Investment Adviser on the basis of their ability to provide efficient execution of portfolio transactions and investment research and statistical information. A majority of the Fund's portfolio transactions are executed on national securities exchanges through member firms. However, when the Investment Adviser believes that a better price can be obtained for the

Fund, portfolio transactions may be executed in the third market. Portfolio transactions in unlisted securities are executed in the over-the-counter market through principal market makers. The brokerage list is reviewed continually in an effort to obtain maximum advantage from investment research and statistical information made available by brokers, and allocation among the brokers is made on the basis of best price and execution consistent with obtaining research and statistical information at reasonable cost. The Investment Adviser is thus authorized to pay a brokerage commission in excess of that which another broker might have charged for effecting the same transaction in recognition of the value of efficient execution and research and statistical information provided by the selected broker. In 1996, 71% of the Fund's brokerage (attributable to purchases of $31,873,753 and proceeds from sales of $28,269,716) was placed with brokers who provided investment research and statistical information to the Fund's investment adviser. The total amount of brokerage commissions paid in 1994, 1995 and 1996 was approximately $96,758, $101,024 and $70,147, respectively.

         (b) Not applicable.

         (c) The primary aim of the Fund in allocation of portfolio transactions to various brokers is the attainment of the best price and execution. Consistent with this primary aim, the Fund's Investment Adviser will give principal consideration to attainment of the best price and to the execution efficiency, settlement capability, and financial condition of the broker. The Investment Adviser may also consider various additional criteria, including the size and type of transaction, the nature and character of the markets for the security to be purchased or sold, the broker's ability to provide quality research and statistical services, and the reasonableness of any spread or commissions under the circumstances and in light of the brokerage and research services provided.

         The research and statistical information provided to the Investment Adviser consists primarily of written and electronic reports and presentations analyzing specific companies, industry sectors, the stock market and the economy. To the extent that such research and information are used by the Investment Adviser in rendering investment advice to the Fund, they tend to reduce the Investment Adviser's expenses.

         The Investment Adviser monitors the reasonableness of the commissions paid by the Fund based on its experience in the market, and information as to brokerage commissions paid by the Fund is reviewed periodically by the Board of Directors.

         Research, statistical and other services furnished by brokers through whom the Fund executes securities transactions may be used by the Investment Adviser in servicing all of its accounts, and not all such services may be useful in connection with the Fund.

         Neither the Fund nor any of its officers or directors nor its Investment Adviser is affiliated with any broker employed by the Fund in
connection  with  the  purchase  or  sale  of  portfolio   securities  or  other
investments.

         (d) Not applicable.

         (e) Not applicable.


ITEM 18. STOCK AND OTHER SECURITIES

         (a) See Item 6(a).

         (b) Not applicable.


ITEM 19. PURCHASE, REDEMPTION AND PRICING OF SECURITIES BEING OFFERED

         (a) See Item 7.

         (b) Shares of the Fund may be purchased or redeemed at the Fund's net asset value per share next determined after receipt of an order for purchase or redemption as described in Items 7 and 8, subject to the exceptions described in
Item 8. See Item 7(b) for a description of the methods used to value the Fund's assets. The following computation demonstrates by way of example the manner in which the net asset value of the Fund was determined as of 4:00 P.M., New York time, on December 31, 1996.

             INSTITUTIONAL INVESTORS CAPITAL APPRECIATION FUND, INC.

                        DECEMBER 31, 1996 VALUATION SHEET


         Investment in securities, at value........................  $70,016,969
         Cash......................................................          199
         Dividends and interest receivable.........................      162,242
         Prepaid expenses..........................................       21,036
                                                                     -----------
                  Total assets.....................................  $70,200,446
                                                                     -----------

         Less:

         Accrued expenses payable..................................       51,127
                                                                     -----------
                  Net assets.......................................  $70,149,319
                                                                     ===========
         Number of shares outstanding..............................      517,169
         Net asset value, offering and redemption price per share..      $135.64
                                                                     ===========

         (c) Not applicable.


ITEM 20. TAX STATUS

         It is the Fund's policy to distribute to shareholders substantially all of its net investment income (income from dividends and interest, less expenses) and net short-term capital gain, if any, as dividends and to distribute substantially all net long-term capital gain (net of short-term capital loss) on sales of portfolio securities as capital gain distributions. In the event the Fund fails to distribute to shareholders in a calendar year an amount equal to the sum of (i) 98% of its ordinary income (excluding capital gain), (ii) 98% of its capital gain net income (determined for the applicable twelve-month test period), and (iii) the amount, if any, of ordinary income and capital gain not distributed in the preceding calendar year, it would be subject to a nondeductible 4% excise tax on the amounts not distributed. Because the Fund expects to distribute all of its net investment income and net capital gain, it does not expect to incur a liability for this tax.

         In general, the portion of the dividends paid by the Fund out of qualifying dividends received by the Fund from domestic corporations with respect to shares which are held by the Fund for at least 46 days (excluding certain periods during which the Fund's risk of loss is diminished), other than with respect to certain cumulative dividends on preferred stock and designated as such by the Fund will be eligible, whether paid in cash or in additional shares, for the federal income tax 70% dividends-received deduction that is available to certain corporate taxpayers. Because a portion of the dividends paid by the Fund will be paid out of, in addition to such qualifying dividends, other income such as interest income and net short-term capital gains realized by the Fund, less than 100% of the dividends will be eligible for the 70% dividends-received deduction. Dividends paid on shares of the Fund will not be eligible for the dividends-received deduction if the corporate shareholder holds such shares less than 46 days.

         Other Code provisions may also limit the availability of the dividends-received deduction to shareholders. For example, the 70% dividends-received deduction cannot, in general, exceed 70% of a corporation's taxable income (determined without regard to the 70% dividends-received deduction). In addition, the Code reduces the 70% dividends-received deduction with respect to portfolio stock where debt is attributable to the investment in such stock. In addition, the 70% dividends-received deduction is not permitted for purposes of calculating a shareholder's alternative minimum tax.

         Shareholders should consult their own tax advisers concerning these and other matters that may be applicable to their specific tax situation, including the effects of any changes in the tax law.


ITEM 21. UNDERWRITERS

         See Item 7(a).


ITEM 22. CALCULATION OF PERFORMANCE DATA

         (a) Not applicable.

         (b) From time to time, the Fund may advertise the total return and the average annual total return of the Fund over specified periods. Such information is based on historical results and is not intended to indicate or predict future performance of the Fund. Total return shows the percentage change in the value of an investment in the Fund over a specified period of time, assuming (i) a hypothetical investment of $1,000 at the beginning of the period, (ii) reinvestment of all dividends and distributions and (iii) deduction of all applicable charges and expenses. The Fund's average annual total return represents the annual compounded growth rate that would produce the total return achieved over the applicable period. Comparisons of total returns on a year-to-year basis may facilitate an understanding of how the Fund is affected by changing market conditions. The average annual total return permits an investor to identify the overall rate of return achieved by the Fund during a multi-year period without regard to year-to-year variations. The performance information reported by the Fund does not take into account any federal or state income taxes that may be payable by an investor. The Fund may also include comparative performance information in advertising or marketing the Fund's shares as described below.

         The following table sets forth the total return on an investment in the Fund for the one- , three-, five- and ten-year periods ended December 31, 1996, and the average annual total return for such periods.


             INSTITUTIONAL INVESTORS CAPITAL APPRECIATION FUND, INC.

                                                    TOTAL RETURN DATA
                                             PERIODS ENDED DECEMBER 31, 1996
                                        ----------------------------------------
                                        1 YEAR    3 YEARS    5 YEARS    10 YEARS
                                        ------    -------    -------    --------
 Total Return.......................    20.82%     49.72%     98.84%     207.79%
 Average Annual Total Return........    20.82%     14.40%     14.74%      11.90%


         The foregoing information is a statement of the past record of the Fund and should not be construed as a representation or prediction of future results. The investment return and principal value of an investment in the Fund will fluctuate with changing market conditions so that an investor's shares, when redeemed, may be worth more or less than their original cost.

         From time to time the Fund's performance may be compared to the Dow Jones Industrial Average and the Standard & Poor's 500 Composite Price Index, which are groups of unmanaged securities, and other published indices and to the Lipper All Equity Funds Average and the Lipper Growth and Income Funds Average. The Fund's performance also may be compared to the returns payable on U.S. Treasury securities, to the Federal Funds Rate and to the advance rates quoted by a Federal Home Loan Bank. The Fund's performance also may be compared to that of other mutual funds through ratings or rankings or appropriate averages based on specified factors over specified periods of time reported or published by such entities as AMG Data, Barron's, Business Week, CDA Investment Technologies, Inc., Changing Times, Chicago Tribune, Consumer Reports, Crain's New York Business, the Donoghue Organization, The Economist, Financial Times, Forbes, Fortune, Futures, Income Opportunities, Investment Advisor, Investment Company Data, Inc., Kiplinger's Personal Finance, Lipper Analytical Services, Inc., Media General Financial Services, Money, Morningstar, Inc., Mutual Fund Market News, Newsweek, The New York Times, No-Load Fund Investor, Smart Money, Standard & Poor's, Strategic Data, Success, Time, U.S. News and World Report, USA Today, Value Line, The Wall Street Journal and Worth Magazine.

ITEM 23. FINANCIAL STATEMENTS

         The audited financial statements of the Fund for the fiscal year ended December 31, 1996, including the notes thereto and the report of Arthur Andersen LLP, contained in the Fund's Annual Report to shareholders for the year ended December 31, 1996 (the "Annual Report") are incorporated herein by reference to the Annual Report. Such financial statements have been audited by Arthur Andersen LLP and have been incorporated by reference herein in reliance on the report of Arthur Andersen LLP and the authority of such firm as experts in accounting and auditing. Except as set forth above, no other portion of the Annual Report is incorporated herein.

         The Fund will provide a copy of the Annual Report without charge to each person to whom this Registration Statement is delivered. Requests should be directed to the Fund c/o Shay Financial Services, Co., 111 East Wacker Drive, Suite 2600, Chicago, IL 60601 or by telephone at 800-527-3713.

PART C.  OTHER INFORMATION


ITEM 24. FINANCIAL STATEMENTS AND EXHIBITS

         (a) Financial Statements:

         The following financial statements, including the notes thereto and the report of Arthur Andersen LLP, contained in the Fund's Annual Report to Shareholders for the fiscal year ended December 31, 1996 are incorporated by reference into Part B of this Amendment to the Registration Statement:

             (1)  Schedule of Investments as of December 31, 1996

             (2)  Statement of Assets and Liabilities as of December 31, 1996

             (3)  Statement of Operations for the year ended December 31, 1996

             (4) Statements of Changes in Net Assets for each of the years in the two-year period ended December 31, 1996

             (5) Financial Highlights, Selected Data for Each Share of Capital Stock Outstanding Throughout Each Year for each of the years in the five-year period ended December 31, 1996

             (6)  Notes to Financial Statements

             (7) Report of Independent Auditors (Arthur Andersen LLP, dated January 22, 1997)

         (b) Exhibits:

             (1)  Restated Certificate of Incorporation of the registrant

             (2)  By-Laws

             (3)  Not applicable

             (4)  Instruments defining rights of security holders

                  (a) Form of  Certificate  for Common Stock.  Previously  filed with Amendment No. 2.

                  (b) Articles  Third,  Fourth,  Ninth,  Tenth and  Eleventh  of
                      Certificate of Incorporation (See Exhibit 1.)

                  (c) Articles II, VIII, IX and XVI of By-Laws (See Exhibit 2.)

             (5) Investment Advisory Agreement between the Registrant and Shay Assets Management Co. Previously filed with Amendment No. 8.

             (6)  Not applicable

             (7)  Not applicable

             (8)  Custody Agreement

                  (a) Custodian  Services  Agreement  dated as of May  19,  1995 between the Registrant and PNC Bank, National Association. Previously filed with Amendment No. 8.

                  (b) Custodian Services Fees Agreement dated as of May 19, 1995 between the Registrant and PNC Bank, National Association. Previously filed with Amendment No. 8.

                  (c) Administration   and  Accounting,   Transfer  Agency   and
                      Custodian Services Fee Waivers Agreement dated as of May 19, 1995 between the Registrant, PNC Bank, National Association and PFPC Inc. Previously filed with Amendment No. 8.

             (9)  Other Material Contracts

                  (a) Administration and Accounting  Services Agreement dated as of May 19, 1995 between the Registrant and PFPC Inc. Previously filed with Amendment No. 8.

                  (b) Transfer  Agency  Services  Agreement  dated as of May 19,
                      1995 between the Registrant and PFPC Inc. Previously filed with Amendment No. 8.

                  (c) Distribution  Agreement  dated  as of  September  20, 1995 between the Registrant and Shay Financial Services Co. Previously filed with Amendment No. 8.

             (10) Not applicable

             (11) Not applicable

             (12) Not applicable

             (13) Not applicable

             (14) Not applicable

             (15) Not applicable

             (16) Not applicable

             (17) Financial Data Schedule

             (18) Not applicable


ITEM 25. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT

         SIVCO Corp., a New York corporation and a wholly-owned subsidiary of Staten Island Savings Bank, is deemed to be under common control with the Registrant.


ITEM 26. NUMBER OF HOLDERS OF SECURITIES

         As of March 31, 1997, there were 24 record holders of common stock of the Fund.


ITEM 27. INDEMNIFICATION

         Sections 721-726 of the New York Business Corporation Law provide that a New York corporation shall have the power and, in certain cases, the obligation to indemnify officers or directors against certain liabilities.
Article XVII of the by-laws of the Registrant provides that the Registrant shall indemnify directors or officers to the full extent permitted by New York law.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         In addition, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, indemnification by the Registrant of its directors and officers against liabilities arising out of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of their respective offices is against public policy and, therefore, unenforceable. In the event that any questions arise as to the lawfulness of indemnification under the Investment Company Act of 1940 or the advancement of legal fees or other expenses incurred by its officers and directors, the Registrant will not advance such expenses or provide such indemnification unless there has been a determination by a court, by a vote of a majority of a quorum consisting of disinterested, non-party directors, or by independent legal counsel in a written opinion or by other reasonable and fair means that such indemnification or advancement would not violate Section 17 of the Investment Company Act of 1940 and the rules and regulations thereunder.

         In addition, the Registrant has entered into a Directors and Officers Liability Insurance Policy covering the period August 1, 1996 to July 31, 1997. Such policy insures against loss which any directors or officers of the Registrant are obligated to pay by reason of claims based on actual or alleged breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted or any matter claimed against them solely by reason of their being directors or officers. The policy does not protect or purport to protect any director or officer against any loss arising from fines or penalties imposed by law or matters which may be deemed uninsurable under the law.


ITEM 28. BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER

         Incorporated herein by reference from Items 5 and 16 are the following: the description of the business of Shay Assets Management Co. (the "Investment Adviser"), the information concerning the organization and general partners of Shay Financial Services Co. (the "Distributor") and the biographical information pertaining to Messrs. Shay, Sammons, McCabe and Trautman.

         From its formation on September 1, 1990 until June 1994, the Investment Adviser was engaged in business only in connection with rendering services to Asset Management Fund, Inc., a registered investment company. From June 1994 to February 1995, the Investment Adviser was the Sub-Adviser providing portfolio management services for the U.S. Mortgage Securities Portfolio of Nationar Funds, Inc. Since May 19, 1995, the Investment Adviser has served as investment adviser to the Fund and M.S.B. Fund, Inc. The Investment Adviser also acted as investment adviser to Institutional Investors Tax-Advantaged Income Fund, Inc. from May 19, 1995 to March 15, 1996. In addition, Investment Adviser acts as investment adviser to several savings banks located in New York State on a non-discretionary basis.

         The Investment Adviser is a general partnership that consists of two general partners, Shay Assets Management, Inc. ("S.A.M.") and ACB Assets Management, Inc. ("ACBAM"), each of which holds a fifty-percent interest in the partnership. S.A.M. is the managing partner of the Investment Adviser. S.A.M. is controlled by Rodger D. Shay, who is a Vice President of the Fund. ACB Assets Management, Inc. is a wholly-owned subsidiary of ACB Investment Services, Inc., which is a wholly-owned subsidiary of America's Community Banking Partners, Inc., which in turn is a wholly-owned subsidiary of America's Community Bankers ("ACB"), the trade association representing savings institutions in the United States, formerly Savings & Community Bankers of America. The Investment Adviser, with its principal office located at 111 East Wacker Drive, Chicago, Illinois 60601, is a registered investment adviser under the Investment Advisers Act of 1940. The principal executive office of ACB Assets Management, Inc. and of its parent companies (other than ACB, which is located in Washington, D.C.) is located at 111 East Wacker Drive, Chicago, Illinois 60601.

         The Managing Board of the Investment Adviser consists of Rodger D. Shay, Edward E. Sammons, Jr., Brian Patrick Smith and James F. McKenna. See the Statement of Additional Information for information concerning the business and professional activities of Messrs. Shay and Sammons. Brian Patrick Smith and James F. McKenna are affiliates of ACBAM and are members of the Managing Board of the Investment Adviser and the Managing Board of the Distributor. Mr. Smith is the President and a Director of America's Community Banking Partners, Inc. and holds other executive positions with ACB. Mr. McKenna is a member of the Board of Directors of ACB, America's Community Banking Partners, Inc. and other ACB affiliates. His principal occupation is Chief Executive Officer of a federal savings bank, North Shore Bank, F.S.B., located at 15700 West Blue Mound Road, Brookfield, Wisconsin. America's Community Banking Partners, Inc. owns a majority of the outstanding shares of First Financial Trust Company.

         S.A.M., the managing partner of the Investment Adviser, is located at 111 E. Wacker Drive, Chicago, Illinois 60601 and at 888 Brickell Avenue, 5th Floor, Miami, FL 33131. S.A.M. also has offices in New York City and Summit, New Jersey. S.A.M. is owned by Rodger D. Shay, Arthur M. Berardelli, Barbara M. Quesep and Rodger D. Shay, Jr. Each such person is also a shareholder and a Vice President of Shay Financial Services, Inc. ("S.F.S.") and of Shay Government Securities, Inc. ("S.G.S."). Rodger D. Shay, Jr. is also a Senior Vice President of S.A.M. Roy R. Hingston and Robert T. Podraza are also Vice Presidents of S.A.M., S.F.S. and S.G.S.

         S.G.S. is the managing partner of Shay Government Securities Co. ("Shay Government"), a registered government securities dealer with its principal place of business at 5605 North MacArthur Blvd., Irving, Texas that is under common control with the Investment Adviser and the Distributor by virtue of the substantially identical ownership of the general partners. Rodger D. Shay is President, Chief Executive Officer and a member of the Managing Board of Shay Government and the controlling shareholder of S.G.S. Edward E. Sammons, Jr. is Executive Vice President of Shay Government and a member of its Managing Board and is Executive Vice President of S.G.S.

         Rodger D. Shay is a shareholder of First Home Savings Bank, S.L.A., 48 West Main Street, Pennsville, New Jersey 08070 and has been a member of its Board of Directors since December 1990. Additionally, Mr. Shay indirectly owns 24 percent of the outstanding shares of the Trust Co. by virtue of his status as controlling shareholder of Shay Investment Services, Inc.


ITEM 29. PRINCIPAL UNDERWRITERS

         Not applicable.

ITEM 30. LOCATION OF ACCOUNTS AND RECORDS

         The books and other documents required to be maintained pursuant to Rule 31a-1(b) (4) and (b) (10) are in the physical possession of the Fund's Secretary, 111 East Wacker Drive, Chicago, Illinois 60601; accounts, books and other documents required by Rule 31a-1(b) (5) through (7) and (b) (11) and Rule 31a-1(f) are in the physical possession of Shay Assets Management Co., 111 East Wacker Drive, Chicago, Illinois 60601; all other books, accounts and other documents required to be maintained under Section 31(a) of the Investment Company Act of 1940 and the Rules promulgated thereunder are in the physical possession of PFPC Inc., 103 Bellevue Parkway, Wilmington, Delaware 19809.


ITEM 31. MANAGEMENT SERVICES

         Not applicable.


ITEM 32. UNDERTAKINGS

         Not applicable.

SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York and State of New York on the 30th day of April, 1997.


                                            INSTITUTIONAL INVESTORS CAPITAL
                                            APPRECIATION FUND, INC.



                                            By:  /s/ MARK F. TRAUTMAN
                                               ---------------------------------
                                                     Mark F. Trautman
                                                     Vice President

                                  EXHIBIT INDEX

Exhibit
Number                        Description
-------                       -----------
1             Restated Certificate of Incorporation

2             By-laws

17            Financial Data Schedule
